SERVISFIRST BANCSHARES, INC.
ANNOUNCES RECORD EARNINGS FOR 2008

Birmingham, Ala. — (BUSINESS WIRE) — January 20, 2009 — ServisFirst Bancshares, Inc. today reported earnings for 2008 and the fourth quarter of 2008

2008 and Fourth Quarter Highlights:
• 2008 Net Income of $7 million, a 27% increase over 2007
• Fourth Quarter Net Income increase of 37% year/year
• Deposit growth of 36% in 2008, with no brokered deposits

Thomas A. Broughton III, President and CEO, stated, "We are pleased to report record earnings for 2008 coupled with healthy growth in deposits. In addition, our non-performing assets are significantly lower than our peer group at 1.87% of loans, reflecting solid asset quality. Turbulence in the industry has created opportunity for financially strong banks such as ServisFirst, and we are pleased with our growth in 2008."

ABOUT SERVISFIRST:
ServisFirst Bancshares, Inc. became a holding company in the fourth quarter of 2007 when it acquired all the shares of ServisFirst Bank. ServisFirst Bank was formed in Birmingham in May 2005, opened ServisFirst Bank Huntsville in August 2006, opened ServisFirst Bank Montgomery in June 2007, and opened ServisFirst Bank Dothan in September 2008.

ServisFirst Bancshares, Inc. registered with the U.S. Securities and Exchange Commission (SEC) as a filing company during the second quarter of 2008 and its filings are published on the SEC's website at www.sec.gov.

Statements in this press release that are not historicalfacts, including, but not limited to, statements concerning future operations, results or performance, are hereby identified as "forward looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The words "believe," "expect," "anticipate," "project," and similar expressions often signify forward-looking statements. Such statements involve inherent risks and uncertainties. ServisFirst Bancshares, Inc. cautions that such "forward looking statements," wherever they occur in this press release or in other statements attributable to ServisFirst Bancshares, Inc. are necessarily estimates reflecting the judgment of ServisFirst Bancshares, Inc. 's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Such "forward looking statements" should, therefore, be considered in light of various factors that could affect the accuracy of such "forward looking statements," including: general economic conditions, especially in the credit markets and in the Southeast; the performance of the capital markets; changes in interest rates, yield curves and interest rate spread relationships; changes in accounting and tax principles, policies or guidelines; changes in legislation or regulatory requirements; changes in our loan portfolio and the deposit base, possible changes in laws and regulations and governmental monetary andfiscal policies; the cost and other effects of legal and administrative cases and similar contingencies; possible changes in the creditworthiness of customers and the possible impairment of colkctability of loans; and increased competition from both banks and non-banks. The foregoing list offactors is not exhaustive. For discussion of these and other risks that may cause actual results to differ from expectations, please look under the caption Forward-Looking Statements" in ServisFirst Bancshares, Inc. 's Registration Statement on Form 10 and Form 10-Q for the quarter ended September 30, 2008, as on file with the Securities and Exchange Commission. You should not place undue reliance on any "forward-looking statements," which speak only as of the date made. ServisFirst Bancshares, Inc. assumes no obligation to update or revise any "forward-looking statements" that are made from time to time.

More information about ServisFirst Bancshares may be obtained over the internet at http://www.servisfirstbancshares.com or by calling (205) 949-0302.

CONTACT: ServisFirst Bank
Bud Foshee (205) 949-0307
BFoshee@servisfirstbank.com

ServisFirst Bancshares, Inc.
Consolidated Statements of income
(In Thousands Except Shares and Per Share Data)

	Year Ended December 31,
	2008	2007
	(Unaudited)	(Audited)
Total interest income	$55,450	$51,417
Total interest expense	20,474	25,872
Net interest income	34,976	25,545
Provision for loan losses	6,274	3,541
Net interest income after provision for loan losses	28,702	22,004
Total noninterest income	2,703	1,441
Salaries and employee benefits	10,552	9,308
Other	10,024	5,488
Total noninterest expenses	20,576	14,796
Income before taxes	10,829	8,649
Income taxes	3,824	3,152
Net income	$7,005	$5,497
Basic earnings per share	$1.37	$1.19
Fully diluted earnings per share	$1.31	$1.16
Average basic shares	5,114,194	4,631,047
Average fully diluted shares	5,340,885	4,721,864

	Three Months Ended December 31,
	2008	2007
	(Unaudited)	(Unaudited)
Total interest income	$14,393	$14,721
Total interest expense	5,075	7,414
Net interest income	9,318	7,307
Provision for loan losses	1,374	1,041
Net interest income after provision for loan losses	7,944	6,266
Total noninterest income	792	489
Salaries and employee benefits	2,642	2,811
Other	3,113	1,644
Total noninterest expenses	5,755	4,475
Income before taxes	2,981	2,300
Income taxes	1,022	851
Net income	$1,959	$1,449
Basic earnings per share	$.38	$.31
Fully diluted earnings per share	$ . 36	$.30
Average basic shares	5,116,314	5,089,003
Average fully diluted shares	5,391,259	5,262,888

ServisFirst Bancshares, Inc.
Consolidated Balance Sheets
(In Thousands)

	actual	actual
	12/31/2008	12/31/2007
	(Unaudited)	(Audited)
Cash and due from banks	$53,618	$49,824
Investment securities	102,339	87,233
Restricted equity securities	2,659	1,202
Federal funds sold and other investments	19,300	16,598
Mortgage loans held for sale	3,320	2,463
Loans	968,233	675,281
Reserve for loan losses	(10.602)	(7,732)
Net loans	957,631	667,549
Foreclosed real estate	10,473	1,623
Other assets	12,932	11,758
Total assets	1,162,272	838,250
Noninterest-bearing	121,459	85,018
Interest bearing	915,860	677,665
Total deposits	1,037,319	762,683
Borrowings	35,087	73
Interest payable	1,280	782
Other liabilities	1,802	2,465
Total liabilities	1,075,488	766,003
Stockholders' equity	86,784	72,247
Total liabilities and stockholders' equity	$1,162,272	$838,250
	ServisFirst Bancshares, Inc. Key Ratios

	Three Months
	Ended December 31,
	2008	2007
	(Unaudited)	(Unaudited)
Return on average assets	.70%	.69%
Return on average equity	8.50%	8.13%
Net interest margin	3.50%	3.52%
Efficiency ratio	56.92%	57.39%
	Year Ended December 31,
	2008	2007
	(Unaudited)	(Audited)
Return on average assets	.71%	.79%
Return on average equity	8.71%	9.40%
Net interest margin	3.84%	3.75%
Net charge offs annualized to average loans	.41%	.23%
Efficiency ratio	54.61%	54.83%
	12/31/2008	12/31/2007
	(Unaudited)	(Audited)
Book value per share	$16.15	$14.13
Tangible book value per share	$16.15	$14.13
% of reserve for loan losses to total loans	1.09%	1.15%
Nonperforming assets to total loans plus foreclosed real estate	1.87%	66%